Exhibit 99.1

Monster Worldwide Reports First Quarter 2012 Results

Bookings of $274 Million Increased 5% Year Over Year Including

Previously Announced $23 Million Contract with the UK’s Department for Work and Pensions

Careers – North America Bookings Increased 6% Year over Year

GAAP EPS of $0.03, Non-GAAP EPS of $0.04

Total Liquidity of $370 Million After Returning $33 Million to Shareholders Through

Share Repurchases During Q1

Adoption of Advanced Technology Product Suite Continues to Gain Traction

New York, April 26, 2012— Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the first quarter ended March 31, 2012.

Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide, said, “Our first quarter 2012 results were driven by better execution in North America and our continued focus on profitability. Our advanced technology product suite, including Career Ad Network, Power Resume Search and SeeMore, continues to be well-received by our customers as evidenced by robust growth in our Government Solutions business and improved results in our Staffing vertical. As we look ahead, we are confident that our ongoing focus on innovation and continued expansion of our advanced product offerings will strengthen Monster’s leadership position globally.”

Business Highlights

•	Careers – North America bookings increased 6% on a year over year basis due primarily to bookings growth in the Government Solutions, Staffing and Newspapers verticals.

•	Business derived from the Company’s advanced and proprietary product offerings, including Career Ad Network® and Power Resume Search®, continued to increase with double-digit growth on a global basis.

•

Monster recently entered into a media alliance with WIRED and Ars Technica and is now powering the job search function within both websites. The new job search engine can be found at jobs.wired.com and jobs.arstechnica.com.

•

Monster announced that it is exploring strategic alternatives with respect to maximizing shareholder value and retained Stone Key Partners LLC and BofA Merrill Lynch as financial advisors in connection with this review.

First Quarter 2012 Results

(For comparison purposes, non-GAAP bookings, revenue and operating expense in the first quarter 2011 exclude the $11 million impact of the arbitrage lead generation activity.)

Bookings of $274 million increased 5% compared to first quarter 2011 bookings of $261 million. First quarter 2012 growth in bookings reflects better execution and performance in North America and included the $23 million contract with the UK’s Department for Work and Pensions (“DWP”) . On a year over year basis, currency translation had a $3.7 million negative impact on bookings in the first quarter 2012. Global Careers bookings increased 8% compared to the first quarter 2011. Historical data on bookings for prior quarters is available in the Company’s supplemental financial information.

Revenue in the first quarter 2012 was $246 million. This compares to first quarter 2011 GAAP revenue of $261 million and non-GAAP revenue of $253 million. First quarter 2011 non-GAAP revenue excludes the $2.7 million purchase accounting adjustment related to the HotJobs acquisition. On a year over year basis, currency translation had a $3.4 million negative impact on revenue in the first quarter 2012.

Global Careers revenue of $227 million compares to first quarter 2011 non-GAAP Global Careers revenue of $231 million, a year over year decline of 2%. The contract with DWP did not have any impact on first quarter 2012 revenue.

Careers – North America revenue was $120 million, a decrease of 3% compared to non-GAAP Careers – North America revenue of $124 million in the first quarter 2011. Careers – International revenue of $107 million was flat compared to the same period a year ago.

IAF revenue of $19 million compares to $33 million in the first quarter 2011. As previously disclosed, the Company decided to no longer engage in arbitrage lead generation activity as of July 1, 2011. Excluding $11 million of arbitrage lead generation activity in the first quarter 2011, IAF revenue declined $3 million on a year over year basis.

Consolidated GAAP operating expenses of $256 million compares to $260 million in the first quarter 2011. Net Income was $3.7 million, or $0.03 per share. This compares to a net income of $78 thousand, or break-even on a per share basis, in the prior year period.

GAAP net income for the quarter included a pre-tax restructuring charge of $24 million, partially offset by the recovery by the Company of a restitution award paid by a former executive to the United States Government in connection with the Company’s historical stock option granting practices in the amount of $5.4 million. On a per share basis net of tax, these GAAP items, combined with a non-recurring income tax adjustment, had a negative $0.01 impact on the Company’s EPS in the quarter. Pro-forma items are described in the “Notes Regarding the Use of Non-GAAP Financial Measures” and are reconciled to the GAAP measure in the accompanying tables.

Non-GAAP net income of $4.6 million, or $0.04 per share, compares to $6.3 million, or $0.05 per share in the first quarter 2011. Non-GAAP operating expenses were $237 million or a 1% year over year decrease.

Cash and cash equivalents were $253 million as of March 31, 2012 compared to $250 million as of December 31, 2011. Net operating cash flow was $21 million in the quarter. Deferred revenue as of March 31, 2012 was $408 million, compared to $380 million as of December 31, 2011.

Share Repurchase

During the first quarter 2012 Monster repurchased 4.4 million shares of its common stock at an average cost of $7.58 per share, for a total of $33 million. At March 31, 2012, there was approximately $175 million remaining under the Company’s $250 million share repurchase program.

Company Provides Second Quarter 2012 Outlook

The Company offered the following business outlook based on current available information and expectations as of April 26, 2012.

Second quarter 2011 bookings and revenue and expected growth rates for second quarter 2012 exclude the impact of the arbitrage lead generation activity, which accounted for $11 million in bookings and revenue in the second quarter 2011.

Q2 2012 Outlook

In light of continued economic weakness in Europe, second quarter bookings are expected to be down 5% to up 1% compared to the second quarter 2011 of $251 million. Second quarter revenue is expected to be down 8% to down 4% compared to the second quarter 2011 of $259 million. Second quarter earnings are expected to be in the range of $0.04 to $0.08 per share. This compares to second quarter 2011 non-GAAP EPS of $0.09.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to bookings, revenue or earnings per share for the second quarter of 2012. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

First quarter 2012 results will be discussed on Monster Worldwide’s quarterly conference call on April 26, 2012 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 696-1396 or (706) 758-9636 and reference conference ID# 68292314

A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly at http://www.about-monster.com/sites/default/files/Q12012_earningslide_FINAL.pdf or through the Company’s Investor Relations website at http://ir.monster.com.

The Company has also made available certain supplemental financial information which can be accessed directly at http://www.about-monster.com/sites/default/files/Q12012FinancialSupplements_final.pdf or through the Company’s Investor Relations website at http://ir.monster.com.

For a replay of the conference call, please dial (855) 859-2056 or (404) 537-3406 and reference ID#68292314. This number is valid until midnight on May 1, 2012.

Contacts

Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@monster.com

Media: Amy Rosenberg, (917) 439-9309, Amy.Rosenberg@bm.com

About Monster Worldwide

Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster®, is the worldwide leader in successfully connecting people to job opportunities. From the web, to mobile, to social, Monster helps companies find people with customized solutions using the world’s most advanced technology to match the right person to the right job. With a local presence in approximately 55 countries, Monster connects employers with quality job seekers at all levels, provides personalized career advice to consumers globally and delivers vast, highly targeted audiences to advertisers. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More company information is available at http://about-monster.com.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP revenue, operating expenses, operating income, operating margin, net income or loss and diluted earnings per share all exclude certain pro-forma adjustments including: severance, facility charges and asset impairments from our 2012 restructuring; the recovery of a restitution award from a former executive related to the Company’s historical stock option practices; the fair value adjustment to deferred revenue in connection with the acquisition of HotJobs; severance charges related to the targeted global headcount reduction; acquisition and integration-related costs associated with the acquisition of HotJobs; facility charges primarily related to changes in sublet assumptions on previously exited facilities; and realized gains on marketable securities. The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income or loss before interest income or expense, income tax expense or benefit, net gain or loss in equity interests, depreciation and amortization, non-cash compensation expense and non-cash restructuring costs. The Company considers EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Operating income before depreciation and amortization (“OIBDA”) is defined as net income or loss from operations before depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash costs incurred in connection with the Company’s restructuring program. The Company considers OIBDA to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash restructuring costs from period to period, which the Company believes is useful to management and investors in evaluating its operating performance. OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Bookings represent the dollar value of contractual orders received in the relevant period.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities is defined as cash and cash equivalents plus short-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term marketable securities plus unused borrowings under our credit facilities. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenue	$246,077	$261,382
Salaries and related	121,282	135,661
Office and general	57,543	66,570
Marketing and promotion	58,399	57,698
Restructuring and other special charges	24,406	—
Recovery of restitution award from former executive	(5,350)	—

Total operating expenses	256,280	259,929

Operating (loss) income	(10,203)	1,453
Interest and other, net	(1,468)	(441)

(Loss) income before income taxes and loss in equity interests	(11,671)	1,012
(Benefit from) provision for income taxes	(15,613)	356
Loss in equity interests, net	(200)	(578)

Net income	$3,742	$78

Basic income per share	$0.03	$—

Diluted income per share	$0.03	$—

Weighted average shares outstanding:
Basic	116,199	121,425

Diluted	117,611	124,636

Operating income before depreciation, amortization, and non-cash restructuring:
Operating (loss) income	$(10,203)	$1,453
Depreciation and amortization of intangibles	17,445	18,401
Amortization of stock-based compensation	8,324	13,180
Non-cash restructuring write-offs	6,383	—

Operating income before depreciation, amortization, and non-cash restructuring	$21,949	$33,034

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows provided by operating activities:
Net income	$3,742	$78

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,445	18,401
Recovery of restitution award from former executive	(5,350)	—
Provision for doubtful accounts	698	370
Non-cash compensation	8,324	13,180
Deferred income taxes	(8,499)	(3,984)
Non-cash restructuring write-offs	6,383	—
Loss in equity interests, net	200	578
Gains on auction rate securities	—	(1,120)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(11,608)	12,416
Prepaid and other	(13,582)	(6,718)
Deferred revenue	23,752	14,926
Accounts payable, accrued liabilities and other	(258)	1,293

Total adjustments	17,505	49,342

Net cash provided by operating activities	21,247	49,420

Cash flows used for investing activities:
Capital expenditures	(12,700)	(16,457)
Cash funded to equity investee	(779)	(1,007)
Sales and maturities of marketable securities	—	1,120
Dividends received from unconsolidated investee	—	443

Net cash used for investing activities	(13,479)	(15,901)

Cash flows used for financing activities:
Proceeds from borrowings on credit facilities	189,700	—
Payments on borrowings on credit facilities	(225,022)	(4,500)
Proceeds from borrowings on term loan	100,000	—
Payments on borrowings on term loan	(40,000)	—
Repurchase of common stock	(33,335)	—
Tax withholdings related to net share settlements of restricted stock awards and units	(2,475)	(7,096)
Proceeds from the exercise of employee stock options	23	23

Net cash used for financing activities	(11,109)	(11,573)

Effects of exchange rates on cash	5,625	5,887
Net increase in cash and cash equivalents	2,284	27,833
Cash and cash equivalents, beginning of period	250,317	163,169

Cash and cash equivalents, end of period	$252,601	$191,002

Free cash flow:
Net cash provided by operating activities	$21,247	$49,420
Less: Capital expenditures	(12,700)	(16,457)

Free cash flow	$8,547	$32,963

MONSTER WORLDWIDE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$252,601	$250,317
Accounts receivable, net	358,004	343,546
Property and equipment, net	159,632	156,282
Goodwill and intangibles, net	1,189,797	1,184,122
Other assets	141,415	123,731

Total Assets	$2,101,449	$2,057,998

Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$218,681	$213,817
Deferred revenue	408,334	380,310
Current portion of long-term debt and borrowings on credit facility	9,545	188,836
Long-term income taxes payable	96,666	94,750
Long-term debt, less current portion	204,000	—
Other long-term liabilities	12,542	16,158

Total Liabilities	$949,768	$893,871

Stockholders’ Equity	1,151,681	1,164,127

Total Liabilities and Stockholders’ Equity	$2,101,449	$2,057,998

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	As Reported	Non GAAP Adjustments		Consolidated Non GAAP	As Reported	Non GAAP Adjustments		Consolidated Non GAAP
Revenue	$246,077	$—		$246,077	$261,382	$2,658	a	$264,040	j
Salaries and related	121,282	—		121,282	135,661	(1,178	)b, c	134,483
Office and general	57,543	—		57,543	66,570	(6,829	)c, d	59,741
Marketing and promotion	58,399	—		58,399	57,698	—		57,698
Restructuring and other special charges	24,406	(24,406	)e	—	—	—		—
Recovery of restitution award from former executive	(5,350)	5,350	f	—	—	—		—

Total operating expenses	256,280	(19,056)		237,224	259,929	(8,007)		251,922

Operating (loss) income	(10,203)	19,056		8,853	1,453	10,665		12,118
Operating margin	-4.1%			3.6%	0.6%			4.6%
Interest and other, net	(1,468)	—		(1,468)	(441)	(1,120	)g	(1,561)

(Loss) income before income taxes and loss in equity interests	(11,671)	19,056		7,385	1,012	9,545		10,557
(Benefit from) provision for income taxes	(15,613)	18,198	h	2,585	356	3,356	i	3,712
Loss in equity interests, net	(200)	—		(200)	(578)	—		(578)

Net income	$3,742	$858		$4,600	$78	$6,189		$6,267

Diluted earnings per share	$0.03	$0.01		$0.04	$0.00	$0.05		$0.05

Weighted average shares outstanding:
Diluted	117,611	117,611		117,611	124,636	124,636		124,636

Note Regarding ProForma Adjustments:

The financial information included herein contains certain Non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of Non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.

ProForma adjustments consist of the following:

a	Deferred revenue fair value adjustment required under existing purchase accounting rules relating to the acquisition of the HotJobs Assets in Q3 2010.

b	Severance charges primarily related to the reorganization of the product & technology groups on a global basis.

c	Acquisition and integration related costs associated with the acquisition of the HotJobs Assets.

d	Charges related to changes in sublet assumptions on previously exited facilities.

e	Restructuring related charges pertaining to the strategic actions that the Company announced in January 2012. These charges include costs related to the reduction in the Company’s workforce, fixed asset write-offs, costs relating to the consolidation of certain office facilities, and professional fees.

f	Restitution award paid by a former executive to the United States government in connection with the Company’s historical stock option practices.

g	Net realized gains on available for sale securities.

h	Non-GAAP income tax adjustment includes a non-recurring tax benefit related to certain tax losses arising from the Company’s restructuring.

i	Income tax adjustment is calculated using the effective tax rate of the reported period multiplied by the ProForma adjustment to income (loss) before income taxes and loss in equity interests.

j	Excluding the effect of the arbitrage lead generation activities, Non-GAAP revenue for the three months ended March 31, 2011 was $252,992.

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION

(in thousands)

Three Months Ended March 31, 2012	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue - GAAP	$119,774	$106,922	$19,381		$246,077
Non GAAP Adjustments	—	—	—		—

Revenue - Non GAAP	$119,774	$106,922	$19,381		$246,077

Operating income (loss) - GAAP	$3,199	$(8,036)	$3,268	$(8,634)	$(10,203)
Non GAAP Adjustments	14,170	8,334	1,083	(4,531)	19,056

Operating income (loss) - Non GAAP	$17,369	$298	$4,351	$(13,165)	$8,853

OIBDA - GAAP	$19,343	$1,598	$6,141	$(5,133)	$21,949
Non GAAP Adjustments	8,927	7,821	467	(4,542)	12,673

OIBDA - Non GAAP	$28,270	$9,419	$6,608	$(9,675)	$34,622

Operating margin - GAAP	2.7%	-7.5%	16.9%		-4.1%
Operating margin - Non GAAP	14.5%	0.3%	22.4%		3.6%
OIBDA margin - GAAP	16.1%	1.5%	31.7%		8.9%
OIBDA margin - Non GAAP	23.6%	8.8%	34.1%		14.1%

Three Months Ended March 31, 2011	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue	$121,032	$107,260	$33,090		$261,382
Non GAAP Adjustments	2,658	—	—		2,658

Revenue - Non GAAP	$123,690	$107,260	$33,090		$264,040

Operating income (loss) - GAAP	$16,989	$5,422	$1,503	$(22,461)	$1,453
Non GAAP Adjustments	2,885	282	21	7,477	10,665

Operating income (loss) - Non GAAP	$19,874	$5,704	$1,524	$(14,984)	$12,118

OIBDA - GAAP	$29,981	$16,941	$5,313	$(19,201)	$33,034
Non GAAP Adjustments	2,885	282	21	7,477	10,665

OIBDA - Non GAAP	$32,866	$17,223	$5,334	$(11,724)	$43,699

Operating margin - GAAP	14.0%	5.1%	4.5%		0.6%
Operating margin - Non GAAP	16.1%	5.3%	4.6%		4.6%
OIBDA margin - GAAP	24.8%	15.8%	16.1%		12.6%
OIBDA margin - Non GAAP	26.6%	16.1%	16.1%		16.6%